As filed with the Securities and Exchange Commission on August 11, 2006

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

NANOMETRICS INCORPORATED

(Exact name of Registrant as specified in its charter)

California	94-2276314
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1550 Buckeye Drive

Milpitas, California 95035

(Address of principal executive offices)

Nanometrics Incorporated 2005 Equity Incentive Plan

Accent Optical Technologies, Inc. Stock Incentive Plan

(Full titles of the plans)

Douglas J. McCutcheon

Chief Financial Officer

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

(Name and address of agent for service)

(408) 435-9600

(Telephone number, including area code, of agent for service)

Copy to:

Aaron J. Alter, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value, issuable under the Nanometrics Incorporated 2005 Equity Incentive Plan	1,589,726 (2)	$ 8.85	(4)	$14,069,075.10	$1,505.39
Common Stock, no par value, issuable under the Accent Optical Technologies, Inc. Stock Incentive Plan	205,108 (3)	$12.05	(5)	$2,471,551.40	$ 264.46
Total	1,794,834 shares			$16,540,626.50	$1,769.85

(1)	This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.
(2)	Includes (i) 1,200,000 shares initially issuable pursuant to the 2005 Equity Incentive Plan and (ii) a January 1, 2006 increase of 389,726 shares issuable pursuant to the 2005 Equity Incentive Plan.
(3)	Pursuant to an Agreement and Plan of Merger and Reorganization (the “Agreement”), dated as of January 25, 2006, as amended, by and among Nanometrics Incorporated (“Nanometrics”), Alloy Merger Corporation, Accent Optical Technologies, Inc. (“Accent Optical”) and, solely with respect to Article IX, Sanford S. Wadler as Stockholder Agent, Nanometrics assumed certain outstanding options to purchase common stock of Accent Optical (the “Assumed Options”), and such Assumed Options became exercisable to purchase 205,108 shares of Nanometrics’ Common Stock.
(4)	The proposed maximum offering price per share was determined pursuant to Rules 457(c) and (h) under the Securities Act of 1933 as amended (the Securities Act”), to be equal to $8.85 per share, the average of the high and low price of the registrant’s common stock as reported on The Nasdaq Global Market on August 2, 2006.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The proposed maximum offering price per share is based on the weighted-average per share exercise price (rounded to the nearest cent) of the stock options assumed by the Registrant.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents have been filed by Nanometrics Incorporated (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, and the Registrant’s Form 10-K/A relating thereto, filed on March 24, 2006 and May 1, 2006, respectively;

Registrant’s Annual Report on Form 10-K/A filed on February 23, 2006;

Registrant’s Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006, filed on May 11, 2006 and July 1, 2006, filed on August 10, 2006;

Registrant’s Quarterly Reports on Form 10-Q/A filed on February 23, 2006 and June 13, 2006;

Registrant’s Form 12b-25 filed on March 17, 2006;

Registrant’s Current Reports on Form 8-K filed on January 26, 2006, February 16, 2006, March 16, 2006, March 30, 2006, April 13, 2006, April 25, 2006, May 30, 2006, July 24, 2006, July 27, 2006, and August 2, 2006;

Registrant’s Current Reports on Form 8-K/A filed on February 21, 2006 and May 31, 2006; and

Registrant’s description of common stock contained in its registration statement on Form 8-A including any amendments filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 317 of the California General Corporations Law (the “CGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers who are parties or are threatened to be made parties to any proceeding (with certain exceptions) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation, and in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

Section 204 of the CGCL provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the CGCL (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the CGCL (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

In accordance with Section 317, the Restated Articles of Incorporation, as amended (the “Articles”), of Nanometrics Incorporated (the “Company”) limit the liability of a director to the fullest extent permissible under California law. The Articles further authorize the Company to provide indemnification to its agents (including officers and directors), subject to the limitations set forth above. The Articles and the Company’s By-Laws (the “By-Laws”) further provide for indemnification of corporate agents to the maximum extent permitted by the CGCL.

Pursuant to the authority provided in the Articles and By-Laws, the Company has entered into indemnification agreements with its executive officers and directors, indemnifying them against certain potential liabilities that may arise as a result of their service to the Company, and providing for certain other protection.

The foregoing summaries are necessarily subject to the complete text of the statute, the Articles, the By-Laws and the agreements referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1	2005 Equity Incentive Plan, previously filed as Exhibit 10.11 to the Form 10-K filed on March 24, 2006, and incorporated herein by reference.

4.2	Accent Optical Technologies, Inc. Stock Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5 of this Form S-8).

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milpitas, state of California, on August 11, 2006.

NANOMETRICS INCORPORATED

By:	/s/ Douglas J. McCutcheon
Douglas J. McCutcheon
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints John D. Heaton and Douglas J. McCutcheon and each of them individually, as his true and lawful attorneys-in-fact and agents, with the power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent J. Coates Vincent J. Coates	Chairman of the Board and Secretary	August 11, 2006

/s/ John D. Heaton John D. Heaton	President, Chief Executive Officer and Director (Principal Executive Officer)	August 11, 2006

/s/ Douglas J. McCutcheon Douglas J. McCutcheon	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 11, 2006

/s/ Quentin Wright Quentin Wright	Chief Accounting Officer (Principal Accounting Officer)	August 11, 2006

/s/ Edmond W. Ward Edmond W. Ward	Director	August 11, 2006

Signature	Title	Date

/s/ William G. Oldham William G. Oldham	Director	August 11, 2006

/s/ Stephen J Smith Stephen J Smith	Director	August 11, 2006

J. Thomas Bentley	Director	August 11, 2006

Bruce C. Rhine	Director	August 11, 2006

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	2005 Equity Incentive Plan, previously filed as Exhibit 10.11 to the Form 10-K filed on March 24, 2006, and incorporated herein by reference.

4.2	Accent Optical Technologies, Inc. Stock Incentive Plan.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, with respect to the legality of the securities being registered.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Independent Registered Public Accounting Firm.

23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5 of this Form S-8).